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                                                       CONTACT:
                                                       Michael E. Luttrell
                                                       Vice President-Finance
                                                       and CFO
                                                       (713) 658-9444

August 2, 1999

                SOUTHERN MINERAL SELLS SOUTH TEXAS GAS PROPERTY

Houston, Texas - Southern Mineral Corporation (NASDAQ: SMIN) today announced the sale of its interests in the Brushy Creek Field in Lavaca and Dewitt counties of Texas to ANR Production Company for $15.2 million. Closing on the Texan Gardens field has been extended for up to 30 days. The Company has earmarked the majority of the proceeds of this sale for reduction in its domestic bank indebtedness.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Texas Gulf Coast, Canada and Ecuador. The Company's principal assets include interests in the Big Escambia Creek field in Alabama and the Pine Creek field in Alberta, Canada. The Company is listed on the NASDAQ National Market under the symbol SMIN.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The projections and statements reflect the Company's current views with respect to future events and financial performance that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, price volatility, production levels, closing of the transaction, capital availability, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. Actual results may differ materially from those projected.